Exhibit 10.6

Employment Contract

Between
Pharmaceutical Research Associates GmbH
- hereinafter referred to as the ,,Company“ -
and
Monika Pietrek
- hereinafter referred to as the ,,Executive
Employee“ -

1.	Commencement of Employment

This Employment Contract sets out the terms and conditions of the employment relationship of the Executive Employee with the Company with retroactive effect from February 3, 2006. The Executive Employee has been employed by the Company since April 1, 1996.

2.	Duties and reporting

2.1	The Executive Employee is employed as Executive Vice President. She will report to the President and CEO or such other person as may be authorised by the Company and notified to her.

2.2	The Executive Employee shall devote her entire working capacity to the Company.

2.3	The Company reserves the right to assign to the Executive Employee other reasonable tasks corresponding to her training and abilities and/or to transfer her to another job or place of work within 35 miles of the Executive Employee’s then current location. This right also continues to exist if the Executive Employee performs a particular job for a longer period of time or is employed at a particular place of work for a longer period of time. This reservation also applies to any areas of responsibility delegated in future.

3.	Remuneration

3.1	The Executive Employee will receive an annual remuneration of EUR233,500 — gross for her services, payable in fourteen (14) equal instalments. Twelve (12) of the fourteen (14) instalments will be paid in at the end of each calendar month. The remaining 13th instalment (summer allowance – Urlaubsgeld) will be paid every year in the month of June. The remaining 14th instalment (Christmas allowance – Weihnachtsgeld) will be paid every year in the month of November. If the employment relationship of the Executive Employee begins or ends during the course of the calendar year then the 13th and the 14th instalment will be paid pro rata. This remuneration shall cover all her services, in particular including any business travel, overtime and extra work, work on Saturdays, Sundays, public holidays and night-work, and any holiday granted but not taken.

3.2	The Executive Employee shall participate in the PRA International Bonus Plan (“Bonus Plan”) approved by the Board of Directors of PRA International (the parent company of the Company) with an annual bonus target of USD125,000 gross. Executive Employee’s eligibility for bonus payments under the Bonus Plan shall be governed by the terms of said Bonus Plan (hereby incorporated by reference). Any bonus payments must be approved by the Compensation Committee of the Board in advance of payment.

3.3	The Executive Employee shall participate under the terms of the PRA International 2004 Incentive Award Plan (“Incentive Award Plan”), according to the terms set forth in Exhibit A.

3.4	It is understood and agreed that the Compensation Committee of the Board will review compensation matters of the Company on a regular basis, and will (on at least an annual basis) set all annual bonus targets, remuneration and benefits in which the Executive Employee shall be eligible to participate.

3.5	The Executive Employee shall be provided with a leased company car for business and personal use. The company will compensate an annual leasing rate of EUR 10,000- gross. The Executive Employee agrees to use the car in accordance with the Company car policy which may be reviewed from time to time. The Executive Employee shall be responsible for paying all fuel costs. Actual fuel costs are paid by the Company when the car is used on company business. The Executive Employee will be solely responsible for any tax on the non-cash value of the private use of the car.

3.6	The Executive Employee is responsible herself to select a private pension and disability insurance. Upon presentation of the relevant policies along with proof of payment of the contributions, the Company will reimburse to the Executive Employee a maximum amount of

EUR 920.- per month for the private pension insurance and EUR 210.- per month for the disability insurance. The Company’s part of the contributions to the statutory pension, health, care and unemployment scheme remains unaffected. Benefits will terminate on the expiration of the Executive Employee’s employment relationship with the Company.

4.	Hours of Work

The Executive Employee shall devote her entire working energy, specialist skills and experience to the Company.

5.	Holidays

5.1	The Executive Employee is entitled to 30 working days of holiday for each calendar year in addition to public holidays.

5.2	The holiday is to be taken in mutual agreement with her supervisor.

5.3	If the Executive Employee joins or leaves the Company during the course of the calendar year then holiday will be calculated pro rata.

5.4	The holiday must be granted and taken during the calendar year. The transfer of holiday to the next calendar year shall only be acceptable due to indispensable operational or personal reasons of the Executive Employee, and must be approved in advance by the Company. Any holiday which has been carried forward can only be taken prior to 31 March of the following calendar year.

6.	Incapacity to work

6.1	The Executive Employee is obliged to notify the Company of each incapacity to work and its estimated duration immediately. In so doing, reference is to be made to urgent work.

6.2	If the event illness lasts more than three calendar days, the Executive Employee must present the Company with a medical certificate stating its expected duration on the next working day at the latest. The Company has the right to demand presentation of the medical certificate stating its anticipated duration. If the employment incapacity exceeds the anticipated duration given in the medical certificate, then she is obligated to provide a new medical certificate stating its expected duration within three days.

6.3	For the Executive Employee’s illness certified by a physician, the Company will pay the difference between the full salary and the payment of the Executive Employee’s health insurance for the following period of time based on duration of the employment relationship:
- for less than five (5) years, up to six (6) weeks;

- for five (5) years or greater, up to two (2) months;

- for ten (10) years or greater, up to three (3) months;

- for fifteen (15) years or greater, up to four (4) months;

- for twenty (20) years or greater, up to five (5) months;

- for twenty-five (25) years or greater, up to six (6) months.

6.4	The Executive Employee now transfers to the Company any and all possible claims that she has vis-à-vis third parties due to the inability to work. The transfer is limited to the amount of payments made or to be made in accordance with the statutory provisions concerning sick pay. Insurance claims to statutory or personal life, accident and health insurance carriers are not included hereunder. The Company accepts the transfer.

7.	Expenses

Subject to such conditions as the Company may from time to time determine and pursuant to the Company’s expense reimbursement policy then in place , the Company shall reimburse the Executive Employee for reasonable expenses incurred by the Executive Employee in connection with the business of the Company and the performance of the Executive Employee’s duties hereunder. The Execu-

tive Employee shall be entitled to travel business class on all business related transoceanic airplane flights where the specific segment of the flight is over 5 hours in length.

8.	Termination of Employment

8.1	The employment relationship may be terminated by either party with a notice period of twelve (12) months to the end of the calendar month. The statutory notice periods to be observed by the Company in case of a longer period of service of the Executive Employee also apply to the termination of the employment relationship by the Executive Employee.

8.2	The right to an extraordinary termina-tion remains unaffected.

8.3	In order to be valid, each termination must be in writing.

8.4	Without the requirement of a termination, the employment relationship shall end no later than the end of the month in which the Executive Employee reaches the age of 65, provided that she can claim the standard old-age pension (Section 35 code of social law VI – Sozialgesetzbuch VI) at this time or an equivalent old-age pension.

If the Executive Employee can already apply for the old-age pension at an earlier time without any deductions of the pension amount, the employment relationship shall end at such time.

8.5	If notice of termination of the employment relationship is given by either of the parties, the Company reserves the right to release the Executive Employee from her duties with immediate effect, taking into account remaining holiday entitlement, subject to continued payment of the contractual remuneration. The Executive Employee shall at the same time surrender all posts and functions she may hold in the Company.

The right of the Executive Employee to participate in professional organisations, symposiums and committees (DIA, PfRMA, GMDS) as active and passive member remains unaffected, as far and as long as she participates as private person, without representing the Company and at her own expenses.

8.6	This Employment Contract may be terminated by the Executive Employee at any time for Good Reason with immediate effect. For purposes of this Employment Contract, “Good Reason” shall mean (1) any material breach of this Employment Contract by the Company; (2) the diminution, without the Executive Employee’s written consent, of the Executive Employee’s position, title, authority, duties or responsibilities as indicated in this Employment Contract; or (3) the Company requiring the Executive Employee, without the Executive Employee’s written consent, to be based at any office or location or to relocate to any location other than within 35 miles of the Executive Employee’s then current location. Termination by the Executive Employee hereunder this Section 8.6 shall not abrogate the rights and remedies of the Executive Employee in respect of the breach giving rise to such termination.

8.7	If the Executive Employee’s employment relationship is terminated pursuant to the death of the Executive Employee or by the Executive Employee for Good Reason with immediate effect, the Company shall provide the Executive Employee (or, in the case of her death her heirs) the following (collectively, the “Termination Payments”): the Executive Employee’s full remuneration mentioned in Sections 3.1 and 3.5(at the same time the Executive Employee would otherwise receive such base remuneration if the Executive Employee were still employed by the Company) for twelve (12) months after the termination date.

8.8	If within twelve (12) months after a Change in Control, the Executive Employee is terminated by the Company pursuant to Section 8.1 (with twelve (12) months notice to the end of a month), then the Executive Employee is entitled to the Termination Payments as stated in Section 8.7 above, except that all payments to be made pursuant to this Section shall be paid to the Executive Employee in a lump sum upon the termination date.

If within twelve (12) months after a Change in Control the Executive Employee terminates this Employment Contract pursuant to Section 8.6 (with immediate effect), then the Executive Employee is entitled to the Termination Payments as stated in Section 8.7 above, except that the period for which remuneration and benefits are provided in Section 8.7 shall be twenty-four (24) months, and all payments to be made pursuant to this Section shall be paid to the Executive Employee in a lump sum upon the termination date. For purposes of this Section 8.8 and this Employment Contract, “Change in Control” shall mean: (1) the sale of all or substantially all of the assets of PRA International; or (2) the consummation of a merger or consolidation of PRA International with any other corporation other than (a) a merger or consolidation which would result in the voting securities of PRA International outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the combined voting power of the voting securities of PRA International, or such surviving entity, outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of PRA International (or similar transaction) in which no “person” (as defined below) acquires more than thirty percent (30%) of the combined voting power of PRA International’s then-outstanding securities; or (3) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (a) PRA International or (b) any corporation owned, directly or indirectly, by PRA International or the shareholders of PRA International in substantially the same proportions as their ownership of stock in PRA International), becomes after the Effective Date the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PRA International representing thirty percent (30%) or more of the combined voting power of PRA International’s then outstanding securities.

8.9	The Company’s obligation to make any Termination Payments provided in Sections 8.7 and 8.8 above is conditioned upon the Executive Employee’s execution and non-rescission of a general release in the reasonable form provided by the Company. It is further conditioned upon the Executive Employee waiving her right to file a termination protection claim (Kündigungsschutzklage, Klage auf Feststellung der Unwirksamkeit der Kündigung) after service of the termination notice before a German Court.

8.10	In the event that any payments under this Employment Contract or any other compensation, benefit or other amount from the Company for the benefit of the Executive Employee are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (including any applicable interest and penalties, the “Excise Tax”), no such payment (“Parachute Payment”) shall be reduced (except for required tax withholdings) and the Company shall pay to the Executive Employee by the earlier of the date such Excise Tax is withheld from payments made to Executive Employee or the date such Excise Tax becomes due and payable by the Executive Employee, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive Employee (after deduction of any Excise Tax on the Parachute Payments, taxes based upon the Tax Rate (as defined below) upon the payment provided for by this Section 8.10 and Excise Tax upon the payment provided for by this Section 8.10), shall be equal to the amount the Executive Employee would have received if no Excise Tax had been imposed. A tax counsel chosen by the the Company’s independent auditors, provided such person is reasonably acceptable to the Executive Employee (“Tax Counsel”), shall determine in good faith whether any of the Parachute Payments are subject to the Excise Tax and the amount of any Excise Tax, and the Tax Counsel shall promptly notify the Executive Employee of its determination. The Company and the Executive Employee shall file all tax returns and reports regarding such Parachute Payments in a manner consistent with the Company`s reasonable good faith determination. For purposes of determining the amount of the Gross-Up Payment, the Executive Employee shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time a Parachute Payment is made, the Executive Employee shall repay to the Company promptly following the date that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (without interest). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time a Parachute Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), The Company shall pay the Executive Employee an additional amount with respect to the Gross-Up Payment in respect of such excess (plus any interest or penalties payable in respect of such excess) at the time that the amount of such excess is finally determined. The Company shall reimburse the Executive Employee for all reasonable fees, expenses, and costs related to determining the reasonableness of the Company`s position in connection with this section and preparation of any tax return or other filing that is affected by any matter addressed in this section, and any audit, litigation or other proceeding that is affected by any matter addressed in this Section 8.10 and an amount equal to the tax on such amounts at Executive Employee’s Tax Rate. For the purposes of the foregoing, “Tax Rate” means the Executive Employee’s effective tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to the Executive Employee, all at the highest marginal rate of taxation in the country and state of the Executive Employee’s residence on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.

8.11	In no event shall the Executive Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive Employee under any of the provisions of this Employment Contract, and such amounts shall not be reduced whether the Executive Employee obtains other employment. In addition, following a Change in Control only, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive Employee or others. Notwithstanding any other provisions in this Agreement to the contrary, in the event that, following a Change in Control, any successor in interest to the Company unsuccessfully contests and/or challenges any of the Company’s rights under this Agreement, then the successor in interest to the Company shall pay the Executive Employee’s reasonable attorney’s fees and costs incurred in such contest or challenge.

9.	Secondary Occupation

The Executive Employee shall dedicate her full efforts to the Company and promote the interests of the Company. Any other paid employment as well as participation in enterprises of any kind requires the prior written approval of the Company. This also applies to such other employment which is unpaid, but which could interfere with the employment performance for the Company. This does not apply to the usual acquisition of share or other company interests for investment purposes. Membership in a representative capacity or in the supervisory board of other enterprises likewise requires the prior written approval of the Company.

The Executive Employee is entitled to participate in professional organisations, symposiums and committees (DIA, PfRMA, GMDS) as active and passive member.

10.	Inventions, Copyrights

10.1	For the handling of employee inventions, the provisions of the Employee Invention Act (Gesetz über Arbeitnehmererfindungen) shall apply in its relevant version as well as the relevant guidelines issued on this for the remuneration of employee inventions in private employment.

10.2	To the extend that copyrights are secured by the Executive Employee in the context of her work-related activity, it is hereby agreed that the Company, within the context of the Copyright Act (Urheberrechtsgesetz), has a comprehensive right of exploitation for the duration of the copyright, even if the employment relationship between the Executive Employee and the Company is dissolved in the meantime. The transfer of these rights is paid for through the remuneration in accordance with Section 3.

11.	Non-competition

11.1	With the exception of when Section 11.2 applies, during the term of the employment relationship with the Company and for twelve (12) months after termination of the employment relationship, the Executive Employee agrees that she will not, whether as owner, manager, officer, director, employee, consultant or otherwise, be engaged or employed by a Competing CRO to provide Customer Services that are the same or substantially related to the Customer Services that the Executive Employee performed for the Company at any time during the twenty-four (24) months prior to the termination of the employment relationship.

The Company acknowledges and agrees that ownership by the Executive Employee of not more than one percent (1.0%) of the shares of any corporation having a class of equity securities actively traded on a securities exchange or on the Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions set forth in this Section 11.1.

11.2	In the event the employment relationship ends according to Section 8.8 above, the Executive Employee agrees that in consideration of the Company’s obligation to make the payments provided in Section 8.8, the Executive Employee agrees that the provisions of Section 11.1 (Non-Competition) shall not apply and, instead, the following provision shall apply:

The Executive Employee agrees that during the term of the employment relationship and for a period of twelve (12) months after the Executive Employee’s employment with the Company ceases, (the “Change in Control Noncompetition Period”), the Executive Employee will not whether as owner, manager, officer, director, employee, consultant or otherwise, be engaged or employed by a Change in Control Competing CRO to provide Customer Services that are the same or substantially related to the Customer Services that the Executive Employee performed for the Company at any time during the twenty-four (24) months prior to the termination of the employment relationship.

The Company acknowledges and agrees that ownership by the Executive Employee of not more than one percent (1.0%) of the shares of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions set forth in this Section 11.2.

For the purposes of this Section 11.2, the terms “Customer Services” and “Customer” shall have the same meanings as stated in Section 11.7. For purposes of this Section 11.2, “Change in Control Competing CRO” means any entity (and its respective affiliates and successors) that competes with Employer in the provision of Customer Services to Customers as a contract research organization and assumes, as an independent contractor with a drug sponsor, one or more of the obligations of a drug sponsor, e.g., design of a protocol, selection or monitoring of investigations, evaluating reports, and preparation of material to be submitted to the Food and Drug Administration or equivalent regulatory agency.

11.3	The prohibition of competition applies worldwide.

11.4	During the said period of twelve (12) months after termination of this Employment Contract, the Executive Employee will receive for the duration of the prohibition of competition a non compete compensation equal to 75% of her most recent contractual remuneration (Section 74 para 2 German Commercial Code – Handelsgesetzbuch). Any income earned by the Executive Employee under other employment contracts or engagements during the said period of twelve (12) months after termination of the Employment Contract will be offset against the non compete compensation due to her under this Section 11.4, provided that the total of such income and the non compete compensation exceeds the most recent contractual remuneration by 10 % or, if the Executive Employee had to change her place of residence for the new engagement, by 25%. Additionally, Sections 74 et seqq. German Commercial Code (Handelsgesetzbuch) apply.

11.5	The post-contractual prohibition of competition shall not come into effect if upon her departure from the Company the Executive Employee has concluded her 65th year of age, respectively the Executive Employee fulfils the qualifications for earning of legal old age pension as applicable from time to time.

11.6	Without prejudice to the Company ´s rights to any other remedy against the Executive Employee, if she breaches the provisions of Section 11.1 (or Section 11.2), she is obliged to pay to the Company, for each month in which such breach occurs, an amount of twice the gross average monthly remuneration as mentioned in Section 3.1 which was paid to her in the 12 months immediately preceding the termination of her Employment Contract with the Company.

11.7	For the purposes of this Employment Contract, the term “Customer Services” means any product or service provided by the Company to a third party for remuneration, including, but not limited to, on a contract or outsourced basis, assisting pharmaceutical or biotechnology companies in developing and taking drug compounds, biologics, and drug delivery devices through appropriate regulatory approval processes, (1) during the Executive Em-

ployee’s employment under this Employment Contract or (2) about which the Executive Employee has material knowledge and that the Executive Employee knows the Company will provide or has contracted to provide to third parties during the twelve (12) months following the termination of this Employment Contract. “Customer” means any person or legal entity (and its subsidiaries, agents, employees and representatives) about whom the Executive Employee has acquired material information based on employment with the Company and as to whom the Executive Employee has been informed that the Company provides or will provide Customer Services.“Competing CRO” means any of the following entities and their affiliates and successors to the extent that and for so long as those said entities, affiliates, and successors directly compete with the Company in the provision of Customer Services to Customers: Charles River Laboratories International, Inc., Covance Inc., ICON plc, INC Research, Inc., Kendle International Inc., MDS Pharma Services, PAREXEL International Corporation, Pharmaceutical Product Development, Inc., PharmaNet, Quintiles Transnational Corp., United BioSource Corporation, and United HealthCare Corporation.

12.	Prohibition Against Luring Away Employees and Protection of Clients

12.1	The Executive Employee is obligated for a period of twelve (12) months immediately following the termination of her employment relationship, howsoever caused, not to either directly or indirectly solicit, induce or recruit any of the Company’s employees, as at the date of the termination of her employment relationship, with whom she had personal dealings to leave their employment relationship either for herself or for any other person, firm, corporation or company.

12.2	The Executive Employee is obligated after the termination of her employment relationship with the Company, howsoever caused, not to induce customers of the Company to end their business relations with the Company, to limit the business relations or to alter the conditions of the business relations, nor shall she attempt to induce customers to act in such a manner.

12.3	Without prejudice to the Company ´s rights to any other remedy against the Executive Employee, if she breaches the provisions of Sections 12.1 or 12.2, she is obliged to pay to the Company, for each month in which such breach occurs, an amount of twice the gross average monthly remuneration as mentioned in Section 3.1 which was paid to her in the 12 months immediately preceding the termination of her Employment Contract with the Company.

13.	Confidentiality and Integrity

13.1	The Executive Employee is obligated to keep confidential during her employment relationship and after its termination all confidential information regarding information, knowledge, contacts and experience relating to the businesses, operations, properties, assets, liabilities and financial condition of the Company and the markets and industries in which it operates, including, without limitation, information relating to business plans and ideas, trade secrets, intellectual property, know-how, formulas, processes, research and development, methods, policies, materials, results of operations, financial and statistical data, personnel data and customers in and related to the markets and industries in which the Company operates, as well as her remuneration. This applies also in respect of other members of staff of the Company, unless her work requires her to disclose such information.

13.2	The Executive Employee further undertakes to issue the Company with infor-

mation on all business dealings in which she was involved or which were made known to her during the course of her official work, even after termination of the employment relationship.

13.3	The obligations set forth in Sections 13.1 and 13.2 shall also apply, without limitation, to information stored on data media.

13.4	The Executive Employee is obligated by signing this Employment Contract to comply with the provisions regarding data secrecy under § 5 of the German Data Protection Act (Bundesdaten-schutzgesetz). Pursuant thereto, she is prohibited from altering, publishing, making available or otherwise using personnel-related data in an unauthorized manner for a purpose other than for the lawful fulfilment of the relevant purpose. This obligation continues to exist also after the termination of her employment relationship.

13.5	The Executive Employee is prohibited from accepting or obtaining, either directly or indirectly, discounts, rebates, commissions or other incentives (whether in cash or in kind), if this is not allowed in accordance with the applicable regulations or guidelines governing transactions by employees on behalf of the Company. If the Executive Employee does so despite this provision, she is obliged to promptly account to the Company for the amounts so received.

13.6	In the event of a culpable violation of the obligations hereunder, the Executive Employee is obliged to pay to the Company, for each month in which such breach occurs, an amount of twice the gross average monthly remuneration as mentioned in Section 3.1 which was paid to her in the 12 months immediately preceding the termination of her Employment Contract with the Company.

14.	Preclusive periods

14.1	All claims arising from and in connection with the employment relationship shall be asserted in writing within six (6) months after the due date, however no later than three (3) months after the termination of the employment relationship. Claims not asserted within this period shall expire.

14.2	Should the other party to the contract reject the claim or not respond within one month of the assertion of the claim, the claim must be asserted in court by the opposing party within a period of three months after the written rejection or the expiration of the time limit, otherwise it expires as well.

15.	Miscellaneous

15.1	Changes or supplements to this Employment Contract are required to be in writing to be valid. Electronic form is excluded. Oral agreements on the setting aside of the written form shall be null and void.

15.2	Should any provision of this Employment Contract be or become invalid, the validity of the remaining provisions of this Employment Contract shall not be affected thereby. The parties are obligated to replace any invalid provision with a provision that best approximates the legal and economic intent of the invalid provision.

15.3	This Employment Contract represents the entire agreement existing between the parties. All previous agreements between the parties shall cease to be effective and shall be replaced by this Employment Contract.

15.4	Only the German version of this Employment Contract is the binding version.

15.5	This Employment Contract shall be interpreted and construed in accordance with the laws of Germany and governed by the jurisdiction of the German courts.

15.6	For disputes arising from this employment relationship, its existence and termination, the Labour Court of the location in which the contested obligation is to be fulfilled shall be competent.

16.	Good Standing Certification

16.1	The Executive Employee declares that she has at no time been debarred by the Food & Drug Administration (FDA) under 21 U.S.C. Section 335a (1994).

16.2	The Executive Employee declares that she has never been convicted of a felony under federal or other law in any jurisdiction for conduct relating to the development, testing or approval of any drug product or device, or the preparation or submission of new drug application (NDA), abbreviated new drug application (ANDA), device 510(k) notification, device premarket approval application (PMA), biologics license application, or otherwise relating to the regulation of any drug product or device.

16.3	The Executive Employee declares that except as set forth in the attached description (if applicable), she has never been investigated by the FDA, National Institute of Health (NIH); US Department of Justice or other Governmental Authority for data fraud or in connection with any types of conduct referred to in Section 16.2 above.
/s/ Patrick K. Donnelly

Pharmaceutical Research Associates GmbH
/s/ Monika Pietrek

Executive Employee

I acknowledge receipt of my Employment Contract and duly signed on behalf of the Company of which this is a copy and I agree to abide by the terms and conditions of my Employment Contract. I herewith agree that the Company shall be entitled to use personnel-related data of me for purposes of the employment relationship, even in its associated companies.

/s/ Monika Pietrek

Executive Employee